The Select Sector SPDR® Trust

One Iron Street

Boston, MA 02210

SSGA Funds Management, Inc.

One Iron Street

Boston, MA 02210

Ladies and Gentlemen:

Reference is made to the Investment Advisory Agreement between The Select Sector SPDR® Trust (the “Trust”) and SSGA Funds Management, Inc. dated as of December 1, 2003, as amended (the “Agreement”). Pursuant to Section 8 of the Agreement, this letter serves to amend Exhibit A to the Agreement to reflect a new fee schedule for each series of the Trust.

Please indicate your acceptance of the foregoing by executing this Letter Agreement..

Sincerely,

The Select Sector SPDR® Trust

By:	/s/ Bruce Rosenberg
Bruce Rosenberg, Deputy Treasurer

Accepted:

SSGA Funds Management, Inc.

By:	/s/ Ann Carpenter
Ann Carpenter, Chief Operating Officer

As of August 8, 2024

EXHIBIT A

Investment Advisory Agreement

August 8, 2024

The Select Sector SPDR Trust

THE COMMUNICATION SERVICES SELECT SECTOR SPDR FUND

THE CONSUMER DISCRETIONARY SELECT SECTOR SPDR FUND

THE CONSUMER STAPLES SELECT SECTOR SPDR FUND

THE ENERGY SELECT SECTOR SPDR FUND

THE FINANCIAL SELECT SECTOR SPDR FUND

THE HEALTH CARE SELECT SECTOR SPDR FUND

THE INDUSTRIAL SELECT SECTOR SPDR FUND

THE MATERIALS SELECT SECTOR SPDR FUND

THE REAL ESTATE SELECT SECTOR SPDR FUND

THE TECHNOLOGY SELECT SECTOR SPDR FUND

THE UTILITIES SELECT SECTOR SPDR FUND

As consideration for the Adviser’s services to each of the Funds, the Adviser shall receive from each Fund an annual advisory fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Trust’s average daily net assets during the month:

Average Net Assets of the Trust	Annual Fee (Expressed in Basis Points: 1/100 of 1%)
Up to $12.5 Billion	5.0
$12.5 Billion up to $30.0 Billion	4.0
$30.0 Billion up to $50.0 Billion	3.5
$50.0 Billion up to $100.0 Billion	3.0
$100.0 Billion up to $150.0 Billion	2.85
$150.0 Billion up to $200.0 Billion	2.71
$200.0 Billion up to $300.0 Billion	2.56
$300.0 Billion up to $400.0 Billion	2.43
All assets over $400.0 Billion	2.30